Exhibit 99.1

Astec Industries, Inc.
NEWS RELEASE
1725 Shepherd Road .  Chattanooga, Tennessee . 423-899-5898 .  Fax 423-899-4456

ASTEC INDUSTRIES, INC. ANNOUNCES PROMOTIONS

CHATTANOOGA, TN, (August 22, 2012), Astec Industries, Inc. (NASDAQ: ASTE) today announced the following promotions, effective August 22, 2012:

W. Norman Smith, President and Chief Operating Officer
Benjamin G. Brock, Group Vice President – Asphalt
Richard J. Dorris, Group Vice President – Energy

In connection with Mr. Smith’s promotion, Dr. J. Don Brock resigned from the role of President of Astec Industries, Inc., but he will continue to serve as its Chief Executive Officer.  In commenting on the changes to the senior management team of Astec Industries, Inc., Dr. Brock, commented, “Our decentralized company structure facilitates the development of a strong internal management team.  As evidenced by their respective backgrounds noted below, these individuals bring considerable experience to their new roles.  I would like to personally congratulate each of them and wish them continued success.”

W. Norman (Norm) Smith had served as the Group Vice President-Asphalt since 1998 and as President of Astec, Inc. from 1994 to 2006 and President of Heatec, Inc. from 1977 to 1994.  Mr. Smith has a bachelor of science degree in mechanical engineering, is a registered Professional Engineer, has served as a director of Astec Industries, Inc. since 1982 and is one of the founders of the company.

Benjamin (Ben) G. Brock was appointed President of Astec, Inc. in 2006.  From 2003 to 2006 he held the position of Vice President-Sales of Astec, Inc. and General Manager of CEI Enterprises, Inc. from 1997 to 2002.  Mr. Brock’s career with Astec began as a salesman in 1993. In addition to being named Group Vice President - Asphalt, Mr. Brock is now responsible for Astec Australia, Pty Ltd which reports results in the Other Group of Astec Industries, Inc.  Mr. Brock has a bachelor of science degree in economics and a minor in marketing.

Richard (Rick) J. Dorris was appointed President of Heatec, Inc. in 2004.  From 1999 to 2004 he held the positions of National Accounts Manager and Director of Projects for Astec, Inc. When Astec, Inc. acquired Esstee Manufacturing Company (“Esstee”) in 1999 Mr. Dorris was President of Esstee, a position he had held since 1990.  Prior to that Mr. Dorris held the title of Sales Engineer from 1984 to 1990. He has a bachelor of science degree in mechanical engineering and received his designation as a Professional Engineer.

By creating the Energy Group these companies will focus on asphalt heating and storage, thermal fluid process heating, blending systems for ground tire rubber and polymers, water heating for fracking systems, and process heating of biomass and other related energy and infrastructure markets.

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for building and restoring the world’s infrastructure. Astec’s manufacturing operations are divided into four primary business segments: asphalt production equipment, mobile asphalt paving equipment, aggregate processing and mining equipment, and underground boring, directional drilling and trenching equipment. Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

For additional information, please contact either:

Stephen C. Anderson
Vice President of Administration and Director of Investor Relations
Phone: (423) 553-5934
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

or

David C. Silvious
Chief Financial Officer
Phone: (423) 553-5928
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com